EXHIBIT 10.2

JUNIPER NETWORKS, INC.
SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is made and entered into by and between ____________________ (the “Employee”) and Juniper Networks, Inc., a Delaware corporation (the “Company”), effective on the last date signed below.

RECITALS

The Compensation Committee of the Board of Directors of the Company believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company.

Certain capitalized terms used in this Agreement are defined below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.    Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2027 or (ii) if Employee is terminated involuntarily by Company without Cause (excluding a termination as a result of death or Disability) or resigns for Good Reason, in each case, prior to January 1, 2027, the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided by applicable law or under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). This Agreement does not constitute an agreement to employ Employee for any specific time.

3.    Severance Benefits.

(a)    In the event the Employee is terminated involuntarily by Company without Cause (excluding a termination as a result of death or Disability) or the Employee resigns for Good Reason, each as defined below, and provided the Employee executes and does not revoke a full release of claims with the Company (in substantially the form attached hereto as Exhibit A, but which may be updated to reflect changes in law and regulations) (the “Release”), the Employee will be entitled to receive the severance benefits set out in subsections (i), (ii) and (iii).

(i)    A cash payment in a lump sum (less any withholding taxes) equal to [12 months for Grade 15][15 months for Grade 16][16.5 months for Grade 17] of base salary (as in effect immediately prior to the termination or, in the case that a material reduction in base salary triggers a resignation for Good Reason, as in effect immediately prior to such reduction, whichever is greater).

(ii)    In lieu of continuation of benefits, Employee shall receive a single lump sum payment in an amount equal to (x) 12 multiplied by (y) the Employee’s monthly premium cost for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) based on the Employee’s benefit plan elections in place as of the date of the Employee’s termination of employment, which such amount shall be payable in accordance with Section 3(c) whether or not Employee actually elects coverage pursuant to COBRA.

(iii)    If the Employee’s employment terminates after the end of a performance period for an annual bonus, but prior to the date of payment, the Employee will be entitled to the annual bonus for such completed performance period based on actual performance for such performance period as if the Employee had remained employed with the Company through the date of payment of such annual bonus (such amount, if any, the “Annual Bonus”).

(iv)    If the performance metrics for the annual bonus for the fiscal year including the date of Employee’s termination of employment have been established as of the date of Employee’s termination of employment, Employee will be entitled to a pro-rated annual bonus for such fiscal year equal to (x) the annual bonus the Employee would have received based on actual performance for such fiscal year if the Employee had remained in the employ of the Company for the entire fiscal year multiplied by (y) a fraction, the numerator of which is the number of days the Employee was in the employ of the Company during the fiscal year including the date of Employee’s termination of employment and the denominator of which is 365 (the “Pro-Rated Bonus”). Notwithstanding the forgoing, in the event of a change of control of the Company between the date of the Employee’s termination of employment and the payment of the Pro-Rated Bonus, the amount of the Pro-Rated Bonus may be adjusted to reflect any truncation of the performance period with respect to the applicable fiscal year in connection with the terms set forth in the definitive agreement related to such change in control of the Company (e.g., in the event annual bonuses for the year of the change in control are truncated and paid out on a pro-rated basis as of the closing date), with such adjustment, if any, determined in the sole discretion of the Company.

For purposes of this Agreement, “Cause” is defined as: (i)  engaging in misconduct that is demonstrably injurious to Company; (ii)  act or acts of dishonesty or malfeasance undertaken by the individual; (iii) conviction of or a plea of nolo contendere to a felony; or (iv)  continued refusal or failure to substantially perform duties with Company (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute “Cause” only if such failure continues after the Company’s CEO, COO or Board of Directors has provided the individual with a written demand for substantial performance setting forth in detail the specific respects in which it believes the individual has willfully and not substantially performed the individual’s duties thereof and has been provided a reasonable opportunity (to be not less than 30 days) to cure the same.

For purposes of this Agreement, “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

For purposes of this Agreement, “Good Reason” means the Employee’s termination of employment following the expiration of any cure period (discussed below) following the occurrence, without the Employee’s express written consent, of one or more of the following:

(i)    a material reduction of the Employee’s duties, authority or responsibilities, relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction; or

(ii)    a material reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in base salary; or

(iii)    the relocation of the Employee to a facility or a location more than fifty (50) miles from such Employee’s then present location.

The Employee will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Employee believes constitutes “Good Reason” (the “Good Reason Notice Deadline”) specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice. The Employee’s failure to provide notice before the end of the Good Reason Notice Deadline with respect to a specific triggering event shall constitute a waiver of the Employee’s right to resign for Good Reason with respect to such triggering event.

(b)    Release Effectiveness. The receipt of any severance pursuant to Section 3(a) will be subject to Employee signing and not revoking the Release and further subject to the Release becoming effective within fifty-two (52) days following Employee’s termination of employment.

(c)    Timing of Severance Payments. Any cash severance payment to which Employee is entitled shall be paid by the Company to Employee in a single lump sum in cash on the fifty-third (53rd) day after Employee’s termination of employment (the “Severance Payment Date”), provided, however, that (i) the Annual Bonus, if any, shall be paid upon the later of (x) the Severance Payment Date and (y) the date annual bonuses are paid by the Company to other employees of the Company for the fiscal year prior to the date of Employee’s termination of employment, and (ii) the Pro-Rated Bonus, if any, shall be paid upon the later of (x) the Severance Payment Date and (y) the date annual bonuses are paid by the Company to other employees of the Company for the fiscal year including the date of Employee’s termination of employment, but no later than March 15th of the calendar year following the calendar year including the date of the Employee’s termination of employment.

(d)    Change of Control Benefits. The benefits provided under this Agreement are in lieu of any benefit provided under any other severance or change of control plan, program or arrangement of the Company in effect at the time of the Employee’s termination of employment; provided, however, that if the Employee is entitled to other severance or change of control benefits, including, without limitation, under any employment contract, severance or change of control plan or applicable law, such Employee shall be entitled to receive only the benefit under this Agreement or such other severance or change of control benefit, whichever is greater as determined by the Compensation Committee of the Board of Directors.

(e)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal

Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(iv)   The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

4.    Successors.

(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall be bound by the obligations under this Agreement and shall perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.    Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, or (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Corporate Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

6.    Miscellaneous Provisions.

(a)    No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)    Amendment or Waiver. No provision of this Agreement shall be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied, including any previously executed severance agreements entered into by the parties hereto prior to the effective date of this Agreement (provided, however, for the avoidance of doubt, this Agreement shall not supersede any change of control benefits provided under an existing agreement that are more favorable than the benefits provided hereunder)) of the parties with respect to the subject matter hereof.

(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of laws of any jurisdiction other than the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement and each of the parties to this Agreement hereby waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such California State or Federal court.

(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.
By:
Name:
Title:
Date:

EMPLOYEE	Name:
Date:

9